UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

GLOBAL BLOOD THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

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As previously disclosed, on August 7, 2022, Global Blood Therapeutics, Inc., a Delaware corporation (“GBT”, the “Company”, “we”, “our” or “us”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Pfizer Inc., a Delaware corporation (“Parent”), and Ribeye Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, and upon the terms and subject to the conditions described therein, Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the “Merger”).  On August 19, 2022, GBT filed a preliminary proxy statement (the “Preliminary Proxy Statement”) with the Securities and Exchange Commission (“SEC”), and on August 29, 2022, GBT filed a definitive proxy statement (the “Proxy Statement”) with the SEC, in each case in connection with the Merger.

Since the filing of the Preliminary Proxy Statement, seven complaints have been filed in federal courts in New York, California and Delaware and a state court in California by purported GBT stockholders against GBT and members of the GBT board of directors in connection with the Merger:  Wang v. Global Blood Therapeutics, Inc., et al., Case No. 1:22-cv-07157 (filed August 22, 2022) (S.D.N.Y.); Pepe v. Global Blood Therapeutics, Inc., et al., Case No. 3:22-cv-04895 (filed August 26, 2022) (N.D. Cal.); Lawrence v. Global Blood Therapeutics, Inc., et al., Case No. 1:22-cv-07641 (filed September 8, 2022) (S.D.N.Y.); Kent v. Global Blood Therapeutics, Inc., et al., Case No. 1:22-cv-01184-UNA (filed September 8, 2022) (D. Del.); Minzer v. Global Blood Therapeutics, Inc., et al., Case No. 3:22-cv-05136 (filed September 9, 2022) (N.D. Cal.); and Riley v. Global Blood Therapeutics, Inc., et al., Case No. 1:22-cv-07740 (filed September 11, 2022) (S.D.N.Y.) (collectively, the “Federal Stockholder Litigation”) and Berger v. Global Blood Therapeutics, Inc., et al., Case No. 22-CIV-03675 (filed September 8, 2022) (Cal. Sup. Ct., San Mateo Cnty.) (the “State Stockholder Litigation” and, collectively with the Federal Stockholder Litigation, the “Stockholder Litigation”).  Each of the complaints in the Federal Stockholder Litigation alleges that, among other things, the Preliminary Proxy Statement and/or the Proxy Statement omitted certain material information in violation of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 14a-9 promulgated thereunder.  The State Stockholder Litigation purports to allege securities fraud under California Corporations Code Section 25401 and misrepresentation claims under California common law relating to the Proxy Statement.  Additionally, on August 28, 2022, September 1, 2022, September 2, 2022, September 2, 2022 and September 12, 2022, five purported GBT stockholders sent demand letters alleging similar insufficiencies in the disclosures in the Preliminary Proxy Statement and/or the Proxy Statement in violation of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder (such letters, the “Demand Letters” and, collectively with the Stockholder Litigation, the “Litigation Matters”).  The plaintiffs in the Stockholder Litigation seek various remedies, including an order enjoining the defendants from proceeding with the Merger, requiring the defendants to disclose allegedly material information that was allegedly omitted from the Proxy Statement, rescinding the Merger in the event that it is consummated or granting rescissory damages, declaring that the defendants violated Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, awarding costs, including attorneys’ and expert fees and expenses, and granting such other and further relief as the court may deem just and proper.

GBT believes that the claims asserted in the Litigation Matters are without merit and no additional disclosures are required under applicable laws. However, in order to avoid the risk of the Litigation Matters delaying or adversely affecting the Merger and to minimize the costs, risks and uncertainties inherent in litigation, and without admitting any liability or wrongdoing, GBT has determined to voluntarily make the following supplemental disclosures to the Proxy Statement, as described in this Current Report on Form 8-K.  Nothing in this Current Report on Form 8-K shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, GBT specifically denies all allegations in the Litigation Matters that any additional disclosure was or is required.

These supplemental disclosures will not change the consideration to be paid to GBT stockholders in connection with the Merger or the timing of the special meeting of GBT stockholders (the “Special Meeting”) to be held virtually via live webcast on September 30, 2022, beginning at 8:00 a.m. Pacific Time.  The Special Meeting can be accessed by visiting www.virtualshareholdermeeting.com/GBT2022SM. The GBT board of directors continues to unanimously recommend that you vote “FOR” the proposals to be voted on at the Special Meeting described in the Proxy Statement.

Supplemental Disclosures to the Proxy Statement in Connection with the Litigation Matters

The following disclosures in this Current Report on Form 8-K supplement the disclosures contained in the Proxy Statement and should be read in conjunction with the disclosures contained in the Proxy Statement, which in turn should be read in its entirety.  All page references are to the Proxy Statement and terms used below, unless otherwise defined, shall have the meanings ascribed to such terms in the Proxy Statement.

The disclosure in the section entitled “Proposal 1: Adoption of the Merger Agreement—Opinion of J.P. Morgan”, beginning on page 40 of the Proxy Statement, is hereby amended as follows:

The fourth full paragraph on page 42 is amended and supplemented as follows (with new text underlined and deleted text marked with a strikethrough):

Public Trading Multiples. Using publicly available information, J.P. Morgan compared selected financial data of the Company with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to the Company. The following table lists the companies selected by J.P. Morgan ~~were as follows~~and sets forth the FV/2026E Revenue Multiple (as defined below) for each selected company:

Selected Companies	FV/2026E Revenue Multiple
Apellis Pharmaceuticals, Inc.	3.6x
Crispr Therapeutics AG	2.1x
Intellia Therapeutics, Inc.	7.9x
Amicus Therapeutics, Inc.	3.6x
INSMED Inc.	3.3x
Biocryst Pharmaceuticals Inc.	4.6x
ChemoCentryx, Inc.	1.6x
Editas Medicine, Inc.	5.2x
Reata Pharmaceuticals Inc.	1.4x
Aurinia Pharmaceuticals Inc.	1.1x

Median ~~FV/2026E Revenue Multiple =~~	3.5x

The second full paragraph on page 43 is amended and supplemented as follows (with new text underlined):

Based on the above analysis, J.P. Morgan selected a FV/2026E Revenue Multiple reference range for the Company of 1.1x to 5.2x. J.P. Morgan then applied such reference range to the Company’s projected revenue for the calendar year 2026 of $1.293 billion provided in the Management Forecasts. The analysis indicated a range of implied per share equity value for the GBT common stock (rounded to the nearest $0.25) of approximately $21.25 to $88.50, which J.P. Morgan compared to the implied per share equity value of the Merger Consideration to be paid to GBT stockholders of $68.50.

The third full paragraph on page 43 is amended and supplemented as follows (with new text underlined and deleted text marked with a strikethrough):

Selected Transaction Analysis. Using publicly available information, J.P. Morgan examined selected transactions with respect to businesses which J.P. Morgan judged to be similar to the Company’s business (or aspects thereof) based on J.P. Morgan’s experience and familiarity with the industries in which the Company operates. The following table lists the transactions ~~were~~ selected by J.P. Morgan as relevant to the evaluation of the proposed Merger and sets forth the FV/4-Year Forward Revenue Multiple (as defined below) for each selected transaction:

Announcement Date	Target	Acquiror	FV/4-Year Forward Revenue Multiple
January 19, 2022	Zogenix, Inc.	UCB S.A.	2.6x
September 8, 2021	Kadmon Holdings, Inc.	Sanofi	5.4x
February 1, 2021	Viela Bio, Inc.	Horizon Therapeutics plc	8.3x
August 31, 2020	Aimmune Therapeutics, Inc.	Nestlé S.A.	3.5x
May 5, 2020	Portola Pharmaceuticals Inc.	Alexion Pharmaceuticals, Inc.	2.9x
September 30, 2019	Dova Pharmaceuticals Inc.	Swedish Orphan Biovitrum AB	2.9x
September 12, 2016	Raptor Pharmaceutical Corp.	Horizon Therapeutics plc	3.5x
July 21, 2016	Relypsa Inc.	Galenica Pharmaceuticals Inc.	3.4x
March 30, 2015	Hyperion Therapeutics Inc.	Horizon Therapeutics plc	4.3x

Median ~~FV/4-Year Forward Revenue Multiple =~~ 			3.5x

The last sentence of the sixth full paragraph on page 43 is amended and supplemented as follows (with new text underlined):

The analysis indicated a range of implied per share equity value for the GBT common stock (rounded to the nearest $0.25) of approximately $44.25 to $83.75, which J.P. Morgan compared to the implied per share equity value of the Merger Consideration to be paid to GBT stockholders of $68.50.

The last paragraph on page 43 and carry over paragraph on page 44 is amended and supplemented as follows (with new text underlined):

Discounted Cash Flow Analysis. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for the GBT common stock. J.P. Morgan calculated the unlevered free cash flows that the Company is expected to generate from October 1, 2022 through December 31, 2042, including the impact of certain net operating losses based upon the Management Forecasts. J.P. Morgan also calculated a range of terminal values of the Company at the end of this period by applying perpetual growth rates ranging from (50.0%) to (30.0%) for Oxbryta, GBT601 and inclacumab, 5.0% for research assets and 2.0% for corporate overhead and other unallocated expenses based on guidance provided by the Company’s management and J.P. Morgan’s professional judgment and experience, to estimates of the unlevered free cash flow of the Company during calendar year 2042 as set forth in the Management Forecasts. The unlevered free cash flows and the range of terminal values were then discounted to present values as of September 30, 2022 using a range of discount rates from 10.5% to 13.5%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of the Company, taking into account macro-economic assumptions, estimates of risk, the Company’s capital structure and other factors that J.P. Morgan deemed appropriate. The present value of the unlevered free cash flow estimates and the range of terminal values were then adjusted by adding net cash as of September 30, 2022, $351 million, which estimate was provided by the management of the Company. This analysis indicated a range of implied equity values for the Company, which J.P. Morgan divided by the number of outstanding shares of GBT common stock, calculated on a fully-diluted basis and adjusted for the Company’s assumed future equity raise of $200 million in gross proceeds in 2023, to derive a range of implied per share equity value for the GBT common stock (rounded to the nearest $0.25) of approximately $52.25 and $65.50, which J.P. Morgan compared to the implied per share equity value of the Merger Consideration to be paid to GBT stockholders of $68.50.

The first full paragraph on page 44 is amended and supplemented as follows (with new text underlined):

Certain Other Information. J.P. Morgan also reviewed certain publicly available equity research analyst price targets, focusing on the Company’s 52 week historical trading and analyst price targets, in each case as of August 3, 2022 (the last trading day prior to the date on which the trading price of GBT common stock was perceived by J.P. Morgan to be affected by a potential transaction) which ranged from $22.30 to $40.26 and $31.00 to $102.00, respectively. J.P. Morgan noted that historical stock trading and analyst price targets analyses are not valuation methodologies but were presented merely for informational purposes.

The disclosure in the section entitled “Proposal 1: Adoption of the Merger Agreement—Opinion of Centerview”, beginning on page 45 of the Proxy Statement, is hereby amended as follows:

The fourth full paragraph on page 48 is amended and supplemented as follows (with new text underlined and deleted text marked with a strikethrough):

The selected companies and results of this analysis are summarized below:

Selected Company	EV/2026E Revenue Trading Multiple
Amicus Therapeutics, Inc.	4.2x
Apellis Pharmaceuticals, Inc.	3.6x
Aurinia Pharmaceuticals Inc.	1.1x
BioCryst Pharmaceuticals, Inc.	4.6x
Insmed Incorporated	3.4x

Median ~~EV/2026E Revenue Trading Multiple =~~	3.6x

The last paragraph on page 48 and carry over paragraph on page 49 is amended and supplemented as follows (with new text underlined):

Based on this analysis and other considerations that Centerview deemed relevant in its professional judgment and experience, Centerview selected a reference range of EV/2026E Revenue Trading Multiples of 2.00x to 4.25x to apply to the Company’s estimated calendar year risk-adjusted 2026 net revenue of $1.293 billion as set forth in the Management Forecasts and to Wall Street research analyst consensus estimated net revenue for the Company for calendar year 2026 of $912 million. In selecting these ranges of EV/2026E Revenue Trading Multiples, Centerview made qualitative judgments based on its experience and professional judgment concerning differences between the business, operational and/or financial characteristics of the Company and the selected companies that could affect their public trading values in order to provide a context in which to consider the results of the quantitative analysis. Applying this range of EV/2026E Revenue Trading Multiples to the Company’s estimated calendar year risk-adjusted 2026 net revenue as set forth in the Management Forecasts of $1.293 billion under the Management Forecasts, and to Wall Street research analyst consensus estimated net revenue for the Company for calendar year 2026 of $912 million, and adding to such amounts the Company’s estimated net cash as of September 30, 2022 of $351 million (adjusted for the conversion of the Convertible Notes, if applicable), provided by the Company management as set forth in the Internal Data, and dividing the results of the foregoing calculations by the number of fully diluted outstanding shares of GBT common stock (determined using the treasury stock method and taking into account outstanding in-the-money options, restricted stock units, performance stock units and shares issuable upon conversion of the Convertible Notes (as defined in the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Capped Call Transactions”), if applicable), based on information provided by the Company management as of August 4, 2022 as set forth in the Internal Data. For the purposes of Centerview’s analysis, net cash and fully diluted outstanding shares of GBT common stock varied depending on whether the Convertible Notes were deemed to be in-the-money (at implied equity values per share above $31.75) or out-of-the-money (at implied equity values per share at or below $31.75). This analysis resulted in an implied per share equity value range for shares of GBT common stock of approximately $35.85 to $71.65 and $25.45 to $52.90, respectively, rounded to the nearest $0.05. Centerview then compared these ranges to the Merger Consideration of $68.50 per share to be paid to the holders of shares of GBT common stock (other than Excluded Shares) pursuant to the Merger Agreement.

The third full paragraph on page 49 is amended and supplemented as follows (with new text underlined and deleted text marked with a strikethrough):

The selected transactions ~~considered in~~ and results of this analysis are summarized below:

Date Announced	Target	Acquiror	Transaction Value/4-Year Forward Revenue Multiple
August 4, 2022	ChemoCentryx, Inc.	Amgen Inc.	4.7x
January 19, 2022	Zogenix, Inc.	UCB S.A.	2.6x
September 8, 2021	Kadmon Holdings, Inc.	Sanofi	5.4x
February 1, 2021	Viela Bio, Inc.	Horizon Therapeutics plc	8.3x
August 31, 2020	Aimmune Therapeutics, Inc.	Nestle Health Science US Holdings, Inc.	3.5x
May 5, 2020	Portola Pharmaceuticals, Inc.	Alexion Pharmaceuticals, Inc.	3.4x
September 30, 2019	Dova Pharmaceuticals, Inc.	Swedish Orphan Biovitrum AB	2.9x
September 12, 2016	Raptor Pharmaceutical Corp.	Horizon Therapeutics plc	3.5x
July 21, 2016	Relypsa, Inc.	Galenica AG	3.8x
March 30, 2015	Hyperion Therapeutics, Inc.	Horizon Therapeutics plc	4.3x

Median ~~Transaction Value/4-Year Forward Revenue Multiple =~~			3.6x

The last paragraph on page 49 and carry over paragraph on page 50 is amended and supplemented as follows (with new text underlined):

Based on this analysis and other considerations that Centerview deemed relevant in its experience and professional judgment, related to, among other things, differences in the business, operational and/or financial conditions and prospects of the Company and the companies included in the selected precedent transactions analysis, Centerview selected a reference range of Four-Year Forward Revenue Multiples of 3.00x to 4.50x derived from the selected precedent transactions. Centerview applied this reference range of Four-Year Forward Revenue Multiples to Wall Street research analyst consensus estimated four-year forward net revenue of $874 million, and added to it the Company’s estimated net cash as of September 30, 2022 of $351 million (adjusted for conversion of the Convertible Notes, if applicable), adjusted for an estimated $77 million in change of control payments and prepayment penalties under the Company’s outstanding term loan payable in connection with the Transaction, provided by the Company management as set forth in the Internal Data, and divided the result of the foregoing calculations by the Company’s fully diluted outstanding shares of GBT common stock (determined using the treasury stock method and taking into account outstanding in-the-money options, restricted stock units, performance stock units and shares issuable upon conversion of the Convertible Notes, including additional shares of GBT common stock issued as a result of the make-whole with respect to the Convertible Notes, if applicable) based on information provided by the Company management as of August 4, 2022 as set forth in the Internal Data. For the purposes of Centerview’s analysis, net cash and fully diluted shares varied depending on whether the Convertible Notes were deemed to be in-the-money (at implied equity values per share above $31.75) or out-of-the-money (at implied equity values per share at or below $31.75). This analysis resulted in an implied per share equity value range for shares of GBT common stock of approximately $34.55 to $50.35, rounded to the nearest $0.05. Centerview then compared this range to the Merger Consideration of $68.50 per share to be paid to the holders of shares of GBT common stock (other than Excluded Shares) pursuant to the Merger Agreement.

The second full paragraph on page 50 is amended and supplemented as follows (with new text underlined):

In performing this analysis, Centerview calculated a range of equity values for shares of GBT common stock by (a) discounting to present value as of September 30, 2022 using discount rates ranging from 10.5% to 12.5% (reflecting Centerview’s analysis of the Company’s weighted average cost of capital based on considerations that Centerview deemed relevant in its professional judgment and experience, taking into account certain metrics, including yields for U.S. treasury notes, levered and unlevered betas for comparable group companies, market risk and size premia) and using a mid-year convention: (i) the forecasted risk-adjusted, after-tax unlevered free cash flows of the Company over the period beginning on October 1, 2022 and ending on December 31, 2042, utilized by Centerview based on the Management Forecasts, (ii) an implied terminal value of the Company, calculated by Centerview by applying a perpetuity growth rate of (40%) assuming that unlevered free cash flows would decline in perpetuity after December 31, 2042 (with the exception of cash flows associated with research assets (perpetuity growth rate of 5%) and corporate overhead and other unallocated expenses (perpetuity growth rate of 2%)), based on guidance provided by the Company management, and (iii) tax savings from usage of the Company’s federal net operating losses of $1.081 billion as of September 30, 2022 and the Company’s future losses and (b) adding to the foregoing results the Company’s estimated net cash as of September 30, 2022, $351 million (adjusted for the conversion of the Convertible Notes, if applicable), which amount was provided by the Company management as set forth in the Internal Data, and an assumed equity raise of $200 million in 2023 as set forth in the Internal Data. Centerview divided the result of the foregoing calculations by the Company’s fully diluted outstanding shares of GBT common stock (determined using the treasury stock method and taking into account outstanding in-the-money options, restricted stock units, performance stock units and shares issuable upon conversion of the Convertible Notes, if applicable), based on information provided by the Company management as of August 4, 2022 as set forth in the Internal Data. This analysis resulted in a range of implied equity values per share of GBT common stock of $56.35 to $65.25, rounded to the nearest $0.05. Centerview then compared this range to the Merger Consideration of $68.50 per share to be paid to the holders of shares of GBT common stock (other than Excluded Shares) pursuant to the Merger Agreement.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, related to Parent, GBT and the acquisition of GBT by Parent that are subject to risks, uncertainties and other factors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of the companies and members of their senior management team. Readers can generally identify forward-looking statements by the use of forward-looking terminology such as “outlook”, “potential”, “continue”, “may”, “seek”, “approximately”, “predict”, “believe”, “expect”, “plan”, “intend”, “poised”, “estimate” or “anticipate” and similar expressions or the negative versions of these words or comparable words, as well as future or conditional verbs such as “will”, “should”, “would”, “likely” and “could”. Forward-looking statements include, without limitation, statements regarding the transactions and related matters; prospective performance and opportunities; post-closing operations and the outlook for the companies’ businesses; filings and approvals relating to the transactions; the expected timing of the transactions; the ability to complete the transactions considering the various closing conditions; and any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. We can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved, and, furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control, including, without limitation, uncertainties as to the timing of the transactions; the risk that the transactions may not be completed in a timely manner or at all; risks and uncertainties related to receiving the approval of GBT’s stockholders; the possibility that competing offers or acquisition proposals for GBT will be made; the possibility that any or all of the various conditions to the consummation of the transactions may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); the risks that drug-related adverse events may be observed during commercialization or clinical development; the risk that data and results may not meet regulatory requirements or otherwise be sufficient for further development, regulatory review or approval; risks related to clinical trials and other studies (including the anticipated timing of clinical data, the funding therefor, anticipated patient enrollment, trial outcomes, timing or associated costs); the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive agreement for the transactions, including in circumstances which would require GBT to pay a termination fee; the effect of the announcement or pendency of the transactions on GBT’s ability to retain and hire key personnel, its ability to maintain relationships with its third-party payors, customers, distributors, suppliers and others with whom it does business or its operating results and business generally; risks related to diverting management’s attention from GBT’s ongoing business operations; the risk that stockholder litigation in connection with the transactions may result in significant costs of defense, indemnification and liability; difficulties or unanticipated expenses in connection with integrating the companies; and other factors discussed in the “Risk Factors” and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of GBT’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 23, 2022, and in our most recent Quarterly Report on Form 10-Q filed with the SEC, as well as discussions of potential risks, uncertainties and other important factors in our subsequent Current Reports on Form 8-K and other filings with the SEC. In addition to the risks described above, other unknown or unpredictable factors also could affect GBT’s results. As a result of these factors, we cannot assure you that the forward looking statements in this communication will prove to be accurate. Furthermore, if our forward looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. The forward looking statements in this communication represent our views as of the date of this communication. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward looking statements at some point in the future, we undertake no obligation to publicly update any forward looking statements, whether as a result of new information, future events or otherwise, except as required by law. You should, therefore, not rely on these forward looking statements as representing our views as of any date subsequent to the date of this communication. You should read this communication and the documents that we reference in this communication completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward looking statements by these cautionary statements.

Participants in the Solicitation

GBT and its directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from stockholders of GBT in favor of the proposed transactions. Information about GBT’s directors and executive officers is set forth in GBT’s proxy statement for its 2022 Annual Meeting of Stockholders, which was filed with the SEC on April 28, 2022. To the extent holdings of GBT’s securities by its directors or executive officers have changed since the amounts set forth in such 2022 proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Additional information concerning the interests of GBT’s participants in the solicitation, which may, in some cases, be different than those of GBT’s stockholders generally, is included in the Proxy Statement.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of GBT by Parent. In connection with the proposed transaction, GBT filed the Proxy Statement with the SEC on August 29, 2022. This communication is not a substitute for the Proxy Statement or any other document that may be filed by GBT with the SEC. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND STOCKHOLDERS OF GBT ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT OR ANY DOCUMENTS INCORPORATED BY REFERENCE, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Any vote in respect of resolutions to be proposed at GBT’s stockholder meeting to approve the proposed transaction or other responses to the proposed transaction should be made only on the basis of the information contained in the Proxy Statement. Investors and security holders are or will be able to obtain the documents (if and when available) free of charge on the SEC’s website at www.sec.gov or by directing a request to GBT at investor@gbt.com.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made in the United States absent registration under the U.S. Securities Act of 1933, as amended, or pursuant to an exemption from, or in a transaction not subject to, such registration requirements.